EXHIBIT 99.1

NEWS RELEASE

CONTACT: Elena M. Younger
Spartan Chassis, Inc. (517) 543-6400x111
www.spartanchassis.com
or
Jeff Lambert, Tim Hanson
Lambert, Edwards & Associates, Inc.
P. 616-233-0500

Spartan Chassis Announces Increase of Diesel Chassis Sales to
Newmar Corp.

CHARLOTTE, Michigan, May 19, 2004-Spartan Motors, Inc. (Nasdaq: SPAR) today announced that its subsidiary, Spartan Chassis, is the exclusive chassis supplier for three of Newmar Corp.'s diesel-powered motorhome product lines for the 2005 model year. These lines include the Dutch Star, Mountain Aire and Essex brands. Spartan said its chassis will also be offered on the Kountry Star and Northern Star brands for 2005 models.

"Our ability to adapt quickly and meet our customer's needs allows for a complete integration of the chassis and motorhome," said Richard Schalter, President of Spartan Chassis. "This brings us to a pivotal point in our business relationship with Newmar, and we are excited about this growth opportunity."

Spartan said the increased business with Newmar Corp. is expected to add approximately 20 percent more units to Spartan's current RV chassis business beginning in the third quarter of 2004.

John Sztykiel, CEO of Spartan Motors added: "Spartan Chassis' focus on becoming the most desired brand and the lowest-total-cost producer is enabling them to penetrate markets where they have not been competitive in the past."

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Spartan Chassis
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Spartan Chassis, Inc. (www.spartanchassis.com) operates under Spartan Motors, Inc. and is a leading developer and manufacturer of custom chassis for recreational vehicles and fire trucks. The company has a reputation for high quality, value, service and being the first to market with innovative products.

The statements contained in this news release include certain predictions and projections that may be considered "forward-looking statements" under the securities laws. These forward-looking statements are identifiable by words or phrases indicating that the Company or management "expects," "believes" or is "confident" that a particular result "may" or "should" occur, that a particular item "bodes well," that the Company "looks forward" to a particular result, or similar statements. These statements involve many risks and uncertainties that could cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices. Accounting estimates are inherently forward-looking. Additional information about these and other factors that may adversely affect these forward-looking statements are contained in the Company's reports and filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect developments or information obtained after the date of this news release.

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